EXHIBIT 10.3
Prepared by and upon recordation return to Christopher Sackett, 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309; (515) 242-2400.
OPTION AGREEMENT
     THIS OPTION AGREEMENT (the “Agreement”) is executed as of February 28 , 2006, by and between One Earth Energy, LLC, an Illinois limited liability company (“One Earth Energy”), and Edward E. Tucker and Cynthia J. Tucker, residents of the State of Illinois (collectively “Grantor”).
W I T N E S S E T H:
     WHEREAS, Grantor owns certain property located in Gibson City, Ford County, Illinois, as legally described in attached EXHIBIT A (the “Real Estate”), and desires to grant One Earth Energy an option to purchase approximately ten (10) acres (subject to survey) of such Real Estate (the “Option Property”) upon the general terms and conditions set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:
     1. Option; Term; Exercise. Grantor hereby grants One Earth Energy an option (the “Option”) to purchase the Option Property upon the terms and conditions set forth herein. The term of the Option shall be for a period of one (1) year, commencing on the date hereof. The Option may be exercised by One Earth Energy by written notice to Grantor at any time during the Option Period. In the event that One Earth Energy does not timely exercise the Option, the Option shall become null and void, and except as hereafter set forth, the parties shall have no continuing obligations hereunder.
     2. Option Price; Termination. The option price (the “Option Price”) is Ten Thousand Dollars ($10,000.00), and shall be paid to Grantor upon Grantor’s execution of this Agreement. If One Earth Energy exercises the Option, the Option Price shall be applied to the Purchase Price. If the Option is not exercised, except as otherwise provided herein, the Option Price shall be forfeited by One Earth Energy.
     3. Purchase Price. The purchase price (the “Purchase Price”) for the Option Property shall be ten thousand dollars ($10,000.00) per acre if the Option is exercised, and shall be payable at Closing (as hereinafter defined), with adjustments and prorations for customary closing costs such as real estate taxes, transfer taxes, utilities and other matters. One Earth Energy shall bear responsibility for the costs of title insurance and transfer taxes at Closing.
     4. Right to Access Property. Grantor shall permit One Earth Energy and its designees access to the Real Estate and the Option Property to prepare the survey referred to in Section 5 below and to perform soil borings and other due diligence during the Option Period. One Earth Energy and its designees shall provide Grantor with satisfactory evidence of liability insurance and shall hold Grantor harmless from and against any claim for property damage (including, without limitation, crop or tile damage) or personal injury resulting therefrom.

     5. Survey. Upon One Earth Energy’s exercise of the Option, One Earth Energy, at its sole expense, shall have the Real Estate surveyed to precisely describe the Option Property. In no event will the Option Property include the pond located on the Real Estate
     6. Taxes and Assessments; Risk of Loss. Grantor shall pay all real estate taxes that are a lien on the Option Property and all those that are due and payable in the fiscal year of Closing. Grantor shall give One Earth Energy a credit at Closing for Grantor’s prorated share of the real estate taxes for the fiscal year in which Closing occurs, based upon the Closing Date and the last known actual real estate taxes payable according to public record. One Earth Energy shall pay all other real estate taxes. Grantor shall pay all special assessments which are a lien on the Option Property as of the Closing Date. One Earth Energy shall pay all other special assessments. Risk of loss shall remain with Grantor until Closing. Grantor agrees to maintain existing insurance until Closing.
     7. Title. Within fifteen (15) days of One Earth Energy’s exercise of the Option, Grantor shall deliver to One Earth Energy a preliminary Land Title Association owner’s title insurance commitment, and at Closing Grantor shall cause the title insurance company to issue an owner’s policy of title insurance to One Earth Energy, in the amount of the Purchase Price, issued by a title company reasonably acceptable to One Earth Energy with respect to the Option Property. Such title insurance commitment and policy shall show marketable fee simple title in Grantor in conformity with this Agreement and Illinois law, free and clear of all liens, mortgage and encumbrances. Grantor shall cure/remove prior to Closing any title objections raised by One Earth Energy. If Grantor fails to remove any title objections prior to Closing, One Earth Energy may, in its discretion: (a) terminate this Agreement without liability, in which case the Option Fee shall be returned to One Earth Energy, without limiting any other remedies that One Earth Energy may have; or (b) take title subject to the objection.
     8. Representations and Warranties; Termination of Farm Tenancy. Grantor warrants and represents to One Earth Energy that Grantor will, on the Closing Date, convey to One Earth Energy good and marketable title to the Option Property free and clear of any and all liens, mortgages and encumbrances, subject only to real estate taxes and assessments which are One Earth Energy’s responsibility under Section 6 above, easements, rights-of-way, streets, and any other matters affecting title which One Earth Energy agrees to take title subject to pursuant to Section 7 above, and the rights of existing tenant, Bob Buhs, to farm the property during the 2006 crop year.
     In the event One Earth Energy exercises the Option, Grantor agrees to cooperate with One Earth Energy in providing whatever notices are legally required to terminate the farm tenancy of Bob Buhs with respect to the Option Property at the conclusion of the 2006 crop year.
     9. Acts Prior to Closing. From the date hereof until Closing: (i) One Earth Energy and its designees shall have the right to enter the Real Estate and the Option Property to conduct inspections, studies and investigations; (ii) Grantor shall keep and preserve the Option Property in its present condition; and (iii) Grantor shall not enter into, modify or terminate any agreement relating to or affecting the Option Property which will extend in force beyond the Closing Date.

     10. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a date (the “Closing Date”), time and place mutually agreeable to the parties, but in no event later than ninety (90) days from the later of: (i) One Earth Energy’s exercise of the Option; or (ii) Grantor’s delivery of the title insurance commitment pursuant to Section 7 above.
     11. Closing Obligations. At Closing: (i) Grantor shall execute and deliver to One Earth Energy a Warranty Deed conveying the Option Property to One Earth Energy in accordance with the terms of this Agreement, along with any other documents necessary to convey marketable title of the Option Property or to effectuate a closing of the transaction contemplated by this Agreement; and (ii) One Earth Energy shall deliver to Grantor the Purchase Price and any documents reasonably necessary to effectuate a closing of the transaction contemplated by this Agreement.
     12. Default; Remedies. If either party breaches this Agreement, the other party shall be entitled to exercise any and all remedies or actions at law or in equity available to it, including, but not limited to, specific performance.
     13. Effectiveness. This Agreement shall become effective only upon execution by Grantor and return of an executed original hereof to One Earth Energy on or before February 28, 2006. Upon execution by Grantor prior to such date, Grantor shall insert the date of Grantor’s execution hereof in the first line hereof, which shall be deemed the effective date of this Agreement. In the event this Agreement has not been executed and delivered by Grantor to One Earth Energy on or prior to such date, it shall be null and void and of no force or effect.
     14. Recordable Form; Additional Documents. Either party may record this document or a memorandum hereof, and both parties agree to execute such other instruments or agreements in recordable form as the other party may request (including, without limitation, a Contract For Sale of Real Estate) to effectuate the terms of this Agreement.
     15. Miscellaneous. This Agreement, including the recitals set forth above and any exhibits attached hereto, constitutes the entire understanding between the parties concerning the subject matter hereof. This Agreement shall be governed by and construed in accordance with Illinois law, and shall not be modified except in a writing signed by all parties. All notices hereunder shall be in writing. This Agreement is binding upon the parties and their heirs, representatives, agents, successors and permitted assigns. Time is of the essence with respect to this Agreement and all dates and timelines set forth herein. This Agreement may be assigned by One Earth Energy upon written notice to Grantor. Except as provided in the preceding sentence, neither this Agreement nor any parties’ rights or obligations shall be assigned without the prior written consent of the other party. If any provision herein is held to be invalid or unenforceable, the remaining provisions shall not be affected. No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver. The remedies herein are cumulative and in addition to all other remedies available at law and in equity. The headings contained herein are for convenience only and shall not be considered in interpreting this Agreement. All covenants, warranties, representations and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof.

     IN WITNESS WHEREOF, the parties hereto have duly executed this OPTION AGREEMENT effective as of the day and year first above written.

ONE EARTH ENERGY	GRANTOR:

/s/ Steven Kelly Steven Kelly, President	/s/ Edward E. Tucker Edward E. Tucker

/s/ Cynthia J. Tucker Cynthia J. Tucker

STATE OF ILLINOIS		)
		)	ss.
COUNTY OF	FORD	)

     On this 28th day of February, 2006, before me, the undersigned, a Notary Public in and for the State of Illinois, personally appeared Steven Kelly, as President of One Earth Energy, L.L.C., to me known to be the identical persons named in and who executed the foregoing instrument on behalf of One Earth Energy, L.L.C., and acknowledged that he executed the same as his voluntary act and deed.

/s/ Sarah R. Sarantakos
Notary Public In and For the State of Illinois
[Notary Seal]
“OFFICIAL SEAL”
Sarah R. Sarantakos
Notary Public, Sate of Illinois
My Commission Expires 01-15-10

STATE OF ILLINOIS		)
		)	ss.
COUNTY OF	FORD	)

     On this 27th day of February, 2006, before me, the undersigned, a Notary Public in and for the State of Illinois, personally appeared Edward E. Tucker to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Susie M. Forristall Notary Public In and For the State of Illinois
[Notary Seal]
OFFICIAL SEAL
SUSIE M FORRISTALL
Notary Public — Sate of Illinois
My Commission Expires: 02/15/09

STATE OF ILLINOIS		)
		)	ss.
COUNTY OF	FORD	)

     On this 27th day of Feb, 2006, before me, the undersigned, a Notary Public in and for the State of Illinois, personally appeared Cynthia J. Tucker to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that she executed the same as her voluntary act and deed.

/s/ Susie M. Forristall Notary Public In and For the State of Illinois
[Notary Seal]
OFFICIAL SEAL
SUSIE M FORRISTALL
Notary Public — Sate of Illinois
My Commission Expires: 02/15/09

EXHIBIT A
[Attach legal description of Real Estate]

DESCRIPTION OF PROPERTY
(Portion of Edward D. Tucker Land to by Conveyed)
All that part of the West 250 Feet of the Northwest Quarter of Section 10, Township 23 North, Range 7 East of the Third Principal Meridian, Gibson City, Ford County, Illinois, lying north of the North Line of a tract of land conveyed to Alliance Grain Company by Warranty Deed recorded October 2, 2000, as Document No. 216478 in the Ford County Recorder’s Office.
Said Property contains 10.02 acres, more or less.